Exhibit 10.7

SLM CORPORATION

Change in Control Severance Plan for Senior Officers

(Including Amendments as of June 25, 2015)

ARTICLE 1
NAME, PURPOSE AND EFFECTIVE DATE
1.01    Name and Purpose of Plan. The name of this plan is the SLM Corporation Change in Control Severance Plan for Senior Officers (the “Plan”). The purpose of the Plan is to provide compensation and benefits to certain senior level officers of SLM Corporation and Sallie Mae, Inc. upon certain change in control events of SLM Corporation (the “Corporation”).
1.02    Effective Date. The effective date of the Plan is January 1, 2006. Sections 2.03 and 3.01 of the Plan were amended on March 19, 2008. The Plan was further amended effective January 1, 2009, December 8, 2010, March 31, 2011, September 22, 2011, and June 25, 2015. The compensation and benefits payable under this Plan are payable upon Change in Control events that occur after the effective date of this Plan.
1.03    ERISA Status. This Plan is intended to be an unfunded plan that is maintained primarily to provide severance compensation and benefits to a select group of “management or highly compensated employees” within the meaning of Sections 201, 301, and 401 of the Employee Retirement Income Security Act of 1974 (“ERISA”), and therefore to be exempt from the provisions of Parts 2, 3, and 4 of Title I of ERISA.
ARTICLE 2
DEFINITIONS
The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:
2.01    “Base Salary” means the greater of the annual base rate of compensation payable to an Eligible Officer at the time of (a) a Change in Control, or (b) a Termination Date, such annual base rate of compensation not reduced by any pre-tax deferrals under any tax-qualified plan, non-qualified deferred compensation plan, qualified transportation fringe benefit plan under Code Section 132(f), or cafeteria plan under Code Section 125 maintained by the Corporation, but excluding the following: incentive or other bonus plan payments, accrued vacation, commissions, sick leave, holidays, jury duty, bereavement, other paid leaves of absence, short-term disability payments, recruiting/job referral bonuses, severance, hiring bonuses, long-term disability payments, payments from a nonqualified deferred compensation plan maintained by the Corporation, or amounts paid on account of the exercise of stock options or on account of the award or vesting of restricted or performance stock or other stock-based compensation.
2.02    “Board of Directors” means the Board of Directors of SLM Corporation.
2.03    “Bonus” means the greater of: (a) the average of the annual bonuses earned under the SLM Corporation Incentive Plan or any successor plan for the two (2) year period prior to a Change in Control or (b) the average of the annual bonuses earned under the SLM Corporation Incentive

Plan or any successor plan, including a comparable annual incentive plan of a Successor Corporation, for the two (2) year period prior to the Eligible Officer’s Termination Date, except that with regard to an Eligible Officer with no bonus payment history, “Bonus” means such Eligible Officer’s target bonus multiplied by the percentage that results from dividing the two (2) year average of actual bonuses paid to officers at the same level as the Newly Hired Officer by the two (2) year average of the target bonuses set for officers at the same level as the Newly Hired Officer, and with regard to an Eligible Officer with one (1) year of bonus history, such Eligible Officer’s “Bonus” means the average of 1) his or her actual bonus, and 2) his or her target bonus multiplied by the percentage that results from dividing the average of actual bonuses paid to officers at the same level as the Newly Hired Officer by the average of the target bonuses set for officers at the same level as the Newly Hired Officer.
2.04    “Equity Acceleration Change in Control” means an occurrence of any of the following events: (a) an acquisition (other than directly from the Corporation) of any voting securities of the Corporation (the “Voting Securities”) by any “person or group” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), other than an employee benefit plan of the Corporation, immediately after which such person has “Beneficial Ownership” (within the meaning of Rule 13d-3 under the Exchange Act) of more than fifty percent (50%) of the combined voting power of the Corporation’s then outstanding Voting Securities; (b) the closing of a merger, consolidation or reorganization involving the Corporation and the entity resulting from the merger, consolidation or reorganization (the “Surviving Corporation”) does not assume the SLM Corporation Incentive Plan; (c) the closing of a merger, consolidation or reorganization involving the Corporation and the Surviving Corporation assumes the SLM Corporation Incentive Plan but, either (i) the stockholders of the Corporation immediately before such merger, consolidation or reorganization own, directly or indirectly immediately following such merger, consolidation or reorganization, less than fifty percent (50%) of the combined voting power of the Surviving Corporation in substantially the same proportion as their ownership immediately before such merger, consolidation or reorganization, or (ii) less than a majority of the members of the Board of Directors of the Surviving Corporation were directors of the Corporation immediately prior to the execution of the Agreement providing for such merger, consolidation or reorganization; (d) the filing of a certificate of dissolution with the Secretary of State of the State of Delaware to effect a dissolution of the Corporation or the filing of a petition for relief under the United States Bankruptcy Code; or (e) such other events as the Board of Directors or a Committee of the Board of Directors from time to time may specify.
2.05    “Cash Acceleration Change in Control” means the occurrence of any one of the events constituting an Equity Acceleration Change in Control as defined above, or the sale of all or substantially all of the assets of the Corporation.
2.06    “For Cause” means a determination by the Committee (as defined herein) that there has been a willful and continuing failure of an Eligible Officer to perform substantially his duties and responsibilities (other than as a result of Eligible Officer’s death or Disability) and, if in the judgment of the Committee such willful and continuing failure may be cured by an Eligible Officer, that such failure has not been cured by an Eligible Officer within ten (10) business days after written notice of such was given to Eligible Officer by the Committee, or that Eligible Officer has committed an act of Misconduct (as defined below). For purposes of this Plan, “Misconduct” shall mean: (a) embezzlement, fraud, conviction of a felony crime, pleading guilty or nolo contender to a felony crime, or breach of fiduciary duty or deliberate disregard of the Corporation’s Code of Business Code; (b) personal dishonesty of Eligible Officer materially injurious to the Corporation; (c) an unauthorized disclosure of any Proprietary Information; or (d) competing with the Corporation while employed by the Corporation or during the Restricted Period, in contravention of the non-competition and non-solicitation agreements substantially in the form provided in Exhibit A upon termination of employment.
2.07    “Termination of Employment for Good Reason” means an Eligible Officer’s decision to resign from his employment due to (a) a material reduction in the position or responsibilities of Eligible Officer; (b) a reduction in Eligible Officer’s Base Salary or a material reduction in Eligible Officer’s compensation arrangements or benefits, (provided that variability in the value of stock-based compensation or in the compensation provided under the SLM Corporation Incentive Plan or a successor plan shall not be deemed to cause a material reduction in compensation); or (c) a relocation of the Eligible Officer’s primary work location to a distance of more than seventy-five (75) miles from its location as of the date of this Plan without the consent of Eligible Officer, unless such relocation results in the Eligible Officer’s primary work location being closer to Eligible Officer’s then primary residence or does not substantially increase the average commuting time of Eligible Officer.
2.08    “Termination Date” has the following meaning: For purposes of a “Termination by Eligible Officer For Good Reason,” Termination Date means the date that the Eligible Officer submits his written notice of resignation to the Corporation; provided, however, that if the decision to resign is due to clause (a) of the definition of “Termination by Eligible Officer For Good Reason,” the Termination Date means the date that is six (6) months following the date that the Eligible Officer submits his written notice of resignation to the Corporation. For purposes of a “Termination of Employment by Corporation Without Cause,” Termination Date means the date the Corporation delivers written notice of termination to the Eligible Officer.
2.09    “Termination of Eligible Officer’s Employment Without Cause” means termination of an Eligible Officer’s employment by the Corporation for any reason other than “For Cause” or on account of death or disability, as defined in the Corporation’s long-term disability policy in effect at the time of termination (“Disability”).
ARTICLE 3
ELIGIBILITY AND BENEFITS
3.01    Eligible Officers. Officers of SLM Corporation at the level of Senior Vice President and above and officers of Sallie Mae, Inc. at the level of Senior Vice President and above, are eligible for benefits under this Plan (the “Eligible Officers”). In addition, an Eligible Officer shall not be entitled to receive benefits more than once under this Plan as a result of holding titles with multiple entities with the Corporation and the group of companies under common control with the Corporation.
3.02    Limitation on Single Trigger Change-in-Control Benefits. Upon an Equity Acceleration Change in Control, all outstanding and unvested equity awards held by an Eligible Officer and granted under the SLM Corporation Management Incentive Plan or the SLM Corporation Incentive Plan shall become vested and non-forfeitable, provided however, that for equity awards granted in 2009 and in subsequent years the following shall apply: in the event of a Change of Control Transaction involving a merger, consolidation or reorganization and in which the Corporation is not the Surviving Corporation, if the terms of such transaction do not provide for the Surviving Corporation to adopt and assume a Participant's Awards under the Plan (with any appropriate adjustment to the number and type of shares subject to such Awards), the Award shall become one hundred percent (100%) vested and (if applicable) exercisable and shall be settled and (if applicable) exercised in full as of the time immediately prior to the consummation of such Change of Control Transaction.
3.03    Double Trigger Change-in-Control Benefits. An Eligible Officer shall be entitled to receive a severance payment (the “Severance Payment”) and continuation of medical and dental insurance benefits if within the first twenty-four (24) month period after the occurrence of a Cash Acceleration Change in Control, either: (i) the Eligible Officer gives written notice of his Termination of Employment for Good Reason, provided that if such notice is on account of a decision to resign due to clause (a) of the definition of “Termination by Eligible Officer for Good Reason,” such Eligible Officer continues his employment for a six (6) month period following the delivery of such notice or (ii) upon a Termination of Eligible Officer’s Employment Without Cause.
(a)    The amount of the Severance Payment shall equal two (2) times the sum of the Eligible Officer’s Base Salary and Bonus plus a cash payment equal to the Eligible Officer’s target annual bonus amount for the year in which the Termination Date occurs, such target bonus amount to be prorated for the full number of months in the final year that the Eligible Officer was employed by the Corporation. The Severance Payment shall be made to the Eligible Officer in a single lump sum cash payment following the date that the Eligible Officer becomes entitled to a Severance Payment but in no event later than seventy-five calendar days from the Termination Date if intended to qualify under Internal Revenue Code Section 409A.
(b)    For twenty-four (24) months following the Eligible Officer’s Termination Date, the Eligible Officer and his eligible dependents or survivors shall be entitled to continue to participate in any medical and dental insurance plans generally available to the senior management of the Corporation, as such plans may be in effect from time to time on the terms generally applied to actively employed senior management of the Corporation, including any Eligible Officer cost-sharing provision. Eligible Officer shall cease to be covered under the foregoing medical and/or dental insurance plans if he becomes eligible to obtain coverage under medical and/or dental insurance plans of a subsequent employer.

(c)    All payments and benefits provided under this Section 3.03 are conditioned on the Eligible Officer’s continuing compliance with this Plan and the Eligible Officer’s execution (and effectiveness) of a release of claims and covenant not to sue and non-competition and non-solicitation agreements substantially in the form provided in Exhibit A upon termination of employment.
3.04.Tax Effect of Payments.
(a)    No Excise Tax Gross-Up. In the event it is determined that any compensation by or benefit from the Corporation to the Eligible Officer or for the Eligible Officer's benefit, whether pursuant to the terms of this Plan or otherwise (“Total Payments”), (i) constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986 as amended (the “Code”) and (ii) would be subject to taxes of any state, local or federal taxing authority that would not have been imposed but for a change of control, including any excise tax under Section 4999 of the Code, and any successor or comparable provision (“Excise Tax”), then the Eligible Officer's benefits under this Plan or otherwise shall be either (x) delivered in full or (y) delivered as to such lesser extent which would result in no portion of the Total Payments being subject to Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Executive on an after-tax basis of the greatest amount of benefits, notwithstanding that all or some portion of the Total Payments may be taxable under Section 4999 of the Code. In the event that the payments and/or benefits are to be reduced pursuant to this Section 3.04(a), such payments and benefits shall be reduced such that the reduction of after-tax compensation to be provided to the Eligible Officer as a result of this Section 3.04(a) is minimized. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code and where two (2) economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero. In addition, the Company may in its discretion, include in the lesser benefits paid under (y) above, a reasonable cushion amount to take into account that the final value of the benefits delivered to the Executive Officer could be determined at a later point in time. Each Eligible Officer shall cooperate fully with the Company to determine the benefits applicable under this Section.
(b)    Determination by Auditors. All mathematical determinations and all determinations of whether any of the Total Payments are “parachute payments” (within the meaning of Section 280G of the Code) that are required to be made under this Section 3, shall be made by the independent auditors retained by the Corporation most recently prior to the Change in Control (the “Auditors”), who shall provide their determination (the “Determination”), together with detailed supporting calculations, both to the Corporation and to the Eligible Officer promptly following the Eligible Officer’s Termination Date, if applicable, or such earlier time as is requested by the Corporation. Any Determination by the Auditors shall be binding upon the Corporation and the Eligible Officer, absent a binding determination by a governmental taxing authority that a greater or lesser amount of taxes is payable by the Eligible Officer. The Corporation shall pay the fees and costs of the Auditors. If the Auditors do not agree to perform the tasks contemplated by this Section

3, then the Corporation shall promptly select another qualified accounting firm to perform such tasks.
3.05.    Section 409A. Notwithstanding anything herein to the contrary, to the extent that the Committee determines, in its sole discretion, that any payments or benefits to be provided hereunder to or for the benefit of an Eligible Officer who is also a “specified employee” (as such term is defined under Section 409A(a)(2)(B)(i) of the Code or any successor or comparable provision) would be subject to the additional tax imposed under Section 409A(a)(1)(B) of the Code or any successor or comparable provision, the commencement of such payments and/or benefits shall be delayed until the earlier of (x) the date that is six months following the Termination Date or (y) the date of the Eligible Officer’s death or disability (within the meaning of Section 409A(a)(2)(C) of the Code or any successor or comparable provision) (such date is referred to herein as the “Distribution Date”). In the event that the Committee determines that the commencement of any of the benefits to be provided under Section 3.03(b) are to be delayed pursuant to the preceding sentence, the Corporation shall require the Eligible Officer to bear the full cost of such benefits until the Distribution Date at which time the Corporation shall reimburse the Designated Employee for all such costs.
ARTICLE 4
ADMINISTRATIVE COMMITTEE
4.01    Administrative Committee. The Plan will be administered by a committee consisting of the Corporation’s Chief Human Resources Officer, Chief Administrative Officer, and General Counsel (the “Committee”); provided, however, that nothing herein shall limit the authority of the Nominations, Governance and Compensation Committee of the Corporation’s Board of Directors with respect to its right to review and approve all decisions made with respect to executive officers of the Corporation, as defined in Rule 16a-1(f) of the Securities Exchange Act of 1934.
4.02    Powers. The Committee shall have full power, discretion and authority to interpret, construe and administer the Plan and any part hereof, and the Committee’s interpretation and construction hereof, and any actions hereunder, shall be binding on all persons for all purposes. The Committee shall provide for the keeping of detailed, written minutes of its actions. The Committee, in fulfilling its responsibilities may (by way of illustration and not of limitation) do any or all of the following:
(a)    allocate among its members, and/or delegate to one (1) or more other persons selected by it, responsibility for fulfilling some or all of its responsibilities under the Plan in accordance with Section 405(c) of ERISA;
(b)    designate one (1) or more of its members to sign on its behalf directions, notices and other communications to any entity or other person;
(c)    establish rules and regulations with regard to its conduct and the fulfillment of its responsibilities under the Plan;

(d)    designate other persons to render advice with respect to any responsibility or authority pursuant to the Plan being carried out by it or any of its delegates under the Plan; and
e)    employ legal counsel, consultants and agents as it may deem desirable in the administration of the Plan and rely on the opinion of such counsel.
4.03    Action by Majority. The majority of the members of the Committee in office at the time will constitute a quorum for the transaction of business. All resolutions or other actions taken by the Committee will be by the vote of the majority at any meeting or by written instrument signed by the majority.
ARTICLE 5
CLAIM FOR BENEFITS UNDER THIS PLAN
5.01    Claims for Benefits under this Plan. A condition precedent to receipt of severance benefits is the execution of an unaltered release of claims in form and substance prescribed by the Corporation. If an Eligible Officer believes that an individual should have been eligible to participate in the Plan or disputes the amount of benefits under the Plan, such individual may submit a claim for benefits in writing to the Committee within sixty (60) days after the individual’s termination of employment. If such claim for benefits is wholly or partially denied, the Committee shall within a reasonable period of time, but no later than ninety (90) days after receipt of the written claim, notify the individual of the denial of the claim. If an extension of time for processing the claim is required, the Committee may take up to an additional ninety (90) days, provided that the Committee sends the individual written notice of the extension before the expiration of the original ninety (90) day period. The notice provided to the individual will describe why an extension is required and when a decision is expected to be made. If a claim is wholly or partially denied, the denial notice: (1) shall be in writing, (2) shall be written in a manner calculated to be understood by the individual, and (3) shall contain (a) the reasons for the denial, including specific reference to those plan provisions on which the denial is based; (b) a description of any additional information necessary to complete the claim and an explanation of why such information is necessary; (c) an explanation of the steps to be taken to appeal the adverse determination; and (d) a statement of the individual’s right to bring a civil action under Section 502(a) of ERISA following an adverse decision after appeal. The Committee shall have full discretion consistent with their fiduciary obligations under ERISA to deny or grant a claim in whole or in part. If notice of denial of a claim is not furnished in accordance with this Section, the claim shall be deemed denied and the claimant shall be permitted to exercise his rights to review pursuant to Section 5.02 and 5.03.
5.02    Right to Request Review of Benefit Denial. Within sixty (60) days of the individual’s receipt of the written notice of denial of the claim, the individual may file a written request for a review of the denial of the individual’s claim for benefits In connection with the individual’s appeal of the denial of his benefit, the individual may submit comments, records, documents, or other information supporting the appeal, regardless of whether such information was considered in the prior benefits decision. Upon request and free of charge, the individual will be provided reasonable access to and copies of all documents, records and other information relevant to the claim.
5.03    Disposition of Claim. The Committee shall deliver to the individual a written decision on the claim promptly, but not later than sixty (60) days after the receipt of the individual’s written request for review, except that if there are special circumstances which require an extension of time for processing, the sixty (60) day period shall be extended to one hundred and twenty (120) days; provided that the appeal reviewer sends written notice of the extension before the expiration of the original sixty (60) day period. If the appeal is wholly or partially denied, the denial notice will: (1) be written in a manner calculated to be understood by the individual, (2) contain references to the specific plan provision(s) upon which the decision was based; (3) contain a statement that, upon request and free of charge, the individual will be provided reasonable access to and copies of all documents, records and other information relevant to the claim for benefits; and (4) contain a statement of the individual’s right to bring a civil action under Section 502(a) of ERISA.
5.04    Exhaustion. An individual must exhaust the Plan’s claims procedures prior to bringing any claim for benefits under the Plan in a court of competent jurisdiction.
ARTICLE 6
MISCELLANEOUS
6.01Successors.
(a) Any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Corporation’s business and/or assets shall be obligated under this Plan in the same manner and to the same extent as the Corporation would be required to perform it in the absence of a succession.
(b) This Plan and all rights of the Eligible Officer hereunder shall inure to the benefit of, and be enforceable by, the Eligible Officer’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
6.02    Creditor Status of Eligible Officers. In the event that any Eligible Officer acquires a right to receive payments from the Corporation under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Corporation.
6.03    Facility of Payment. If it shall be found that (a) an Eligible Officer entitled to receive any payment under the Plan is physically or mentally incompetent to receive such payment and to give a valid release therefore, and (b) another person or an institution is then maintaining or has custody of such Eligible Officer, and no guardian, committee, or other representative of the estate of such person has been duly appointed by a court of competent jurisdiction, the payment may be made to such other person or institution referred to in (b) above, and the release shall be a valid and complete discharge for the payment.

6.04    Notice of Address. Each Eligible Officer entitled to benefits under the Plan must file with the Corporation, in writing, his post office address and each change of post office address. Any communication, statement or notice addressed to such Eligible Officer at such address shall be deemed sufficient for all purposes of the Plan, and there shall be no obligation on the part of the Corporation to search for or to ascertain the location of such Eligible Officer.
6.05    Headings. The headings of the Plan are inserted for convenience and reference only and shall have no effect upon the meaning of the provisions hereof.
6.06    Choice of Law. The Plan shall be construed, regulated and administered under the laws of the State of Delaware (excluding the choice-of-law rules thereto), except that if any such laws are superseded by any applicable Federal law or statute, such Federal law or statute shall apply.
6.07    Construction. Whenever used herein, a masculine pronoun shall be deemed to include the masculine and feminine gender, a singular word shall be deemed to include the singular and plural and vice versa in all cases where the context requires.
6.08 Termination; Amendment; Waiver.
(a)    Prior to the occurrence of either an Equity Acceleration Change in Control or a Cash Acceleration Change in Control, the Board of Directors, or a delegated Committee of the Board, may amend or terminate the Plan at any time and from time to time. Termination or amendment of the Plan shall not affect any obligation of the Corporation under the Plan which has accrued and is unpaid as of the effective date of the termination or amendment. Unless and until an Equity Acceleration Change in Control and/or a Cash Acceleration Change in Control shall have occurred, an Eligible Officer shall not have any vested rights under the Plan or any agreement entered into pursuant to the Plan.
(b)    From and after the occurrence of either an Equity Acceleration Change in Control or a Cash Acceleration Change in Control, no provision of this Plan shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Eligible Officer and by an authorized officer of the Corporation (other than the Eligible Officer). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(c)    Notwithstanding anything herein to the contrary, the Board of Directors may, in its sole discretion, amend the Plan (which amendment shall be effective upon its adoption or at such other time designated by the Board of Directors) at any time prior to an Equity Acceleration Change in Control and/or Cash Acceleration Change in Control as may be necessary to avoid the imposition of the additional tax under Section 409A(a)(1)(B) of the Code; provided, however, that any such amendment shall be implemented in such a manner as to preserve, to the greatest extent possible, the terms and conditions of the Plan as in existence immediately prior to any such amendment.

6.09    Whole Agreement. This Plan contains all the legally binding understandings and agreements between the Eligible Officer and the Corporation pertaining to the subject matter thereof and supersedes all such Agreements, whether oral or in writing, previously entered into between the parties.
6.10    Withholding Taxes. All payments made under this Plan shall be subject to reduction to reflect taxes required to be withheld by law.
6.11    No Assignment. The rights of an Eligible Officer to payments or benefits under this Plan shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this Section 6.11 shall be void.

Exhibit A
CONFIDENTIAL AGREEMENT AND RELEASE
SLM Corporation and its subsidiaries, predecessors, and affiliates (collectively “SLM”) and I, [Name], have reached the following confidential understanding and agreement. In exchange for the Plan Benefits and other consideration listed below, I agree to comply fully with the terms of this Confidential Agreement and Release (“Agreement and Release”). In exchange for my Agreements, SLM agrees to provide me with the Plan Benefits and other consideration listed below, to which I am not otherwise entitled.
(1)Plan Benefits and other consideration:
(a)    Unless I have revoked this Agreement and Release pursuant to Section (8) below, pursuant to the SLM Corporation Executive Severance Plan for Senior Officers (“Plan”), SLM will pay me severance in the following manner: a total amount of [$XXX] less withholding taxes and other deductions required by law (the “Plan Benefits”). Such severance payment will be made in a lump sum no earlier than my official termination date or the eighth (8th) calendar day after my signature on this Agreement and Release, and no later than the thirtieth (30th) calendar day after my official termination date.
(b)    Rehiring: If I am rehired as an employee of SLM or any of its subsidiaries or affiliates within the twelve (12) month period following my termination, I hereby agree to repay the Plan Benefits, divided by twelve (12) multiplied by the number of months remaining in the twelve (12) month period following my termination, adjusted and reduced by the amount of taxes paid and withheld on that sum, within thirty (30) days after rehire, as a condition of rehire to SLM or any of its subsidiaries or affiliates.
(c)    Medical/Dental/Vision Continuation: My current medical, dental, and vision coverage will continue through the end of the month of my termination. Beginning on the first day of the month following my Termination Date, [Date], I will have the right to continue my current medical, dental, and vision coverage through the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for up to __ months. Under the Plan, if I properly elect COBRA continuation coverage, SLM will pay the employer portion of the total cost of my medical, dental and vision insurance premiums for the __ month period of [Date through Date].
(d)    Benefit Programs: I waive future coverage and benefits under all SLM disability programs, but this Agreement and Release does not affect my eligibility for other SLM medical, dental, life insurance, retirement, and benefit plans. Whether I sign this Agreement and Release or not, I understand that my rights and continued participation in those plans will be governed by their terms, and that I generally will become ineligible for them shortly after my termination, after which I may be able to purchase continued coverage under certain of such plans. I understand that, except for the benefits that may be due under the 401(k) plans, deferred compensation, equity or pension plans to which I may be entitled under SLM’s standard employee benefit plans for similarly situated employees and executives, I will not receive any other wage, paid time off, or other similar payments from SLM or any of the entities discussed in Section (2).
(e)    For the purposes of this Agreement, the parties acknowledge that the “Amendment to Stock Option and Restricted/Performance Stock Terms” issued under the SLM Corporation Employee Stock Option Plan, SLM Corporation Management Incentive Plan, SLM Corporation Incentive Plan (as amended and restated October 2006), and SLM Corporation 2009-2012 Incentive Plan (collectively, the “Plans”) by SLM Corporation, and effective as of January 27, 2011, is applicable.
(f)    Subject to any earlier payment provisions set forth above, and except for the benefits and payments described in 1(c) (Medical/Dental/Vision continuation) and 1(d) (Benefit Programs), all payments or reimbursements described in this Section (1) shall be paid to me on or before the eighth calendar day and no later than the twenty-first calendar day after my signature on this Agreement and Release.
(2)Release:
In consideration of the Special Payments and Benefits described above, I agree to release SLM, and all of its subsidiaries, affiliates, predecessors, successors, and all related companies, and all of its former and current officers, employees, directors, and employee benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs) of any of them (collectively “Released Parties”) from all actions, charges, claims, demands, damages or liabilities of any kind or character whatsoever, known or unknown, which I now have or may have had through the date I sign this Agreement and Release except claims that the law does not permit me to waive by signing this Agreement and Release. For example, I am releasing all common law contract, tort, or other claims I might have, as well as all claims I might have under the Age Discrimination in Employment Act (“ADEA”), the WARN Act, Title VII of the Civil Rights Act of 1964, Sections 1981 and 1983 of the Civil Rights Act of 1866, National Labor Relations Act, the Americans with Disabilities Act (ADA), Family and Medical Leave Act, Genetic Information Nondiscrimination Act (“GINA”) of 2008, the Employee Retirement Income Security Act of 1974 (“ERISA”), individual relief under the Sarbanes-Oxley Act of 2002, or individual relief under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or The American Recovery and Reinvestment Act of 2009, and any other federal, state or local laws. I further waive any right to payment of attorneys' fees, which I may have incurred. It is understood and agreed that by entering into this Agreement and Release, SLM does not admit any violation of law, or any of employee’s rights, and has entered into this Agreement and Release solely in the interest of resolving finally all claims and issues relating to my employment and separation.
SLM and I, the Parties (“Parties”), expressly agree however, that nothing in this Agreement and Release shall preclude my participation as a member of a class in any suit or regulatory action brought against the Released Parties arising out of or relating to any alleged securities violations or diminution in the value of SLM securities. SLM agrees that the release under this Section (2) shall not cover, and I reserve and do not waive, my rights, directly or indirectly to seek further indemnification and/or contribution under the By-Laws of SLM. SLM hereby reaffirms that I am entitled to indemnification after termination of my employment, for actions taken in my capacity as an officer of SLM Corporation or applicable SLM Corporation subsidiaries under the bylaws of the applicable subsidiary or SLM (subject to the provisions of the By-Laws, which limit indemnity in certain circumstances).
(3)Covenant Not to Sue:
I agree not to sue the Released Parties with respect to any claims, demands, liabilities or obligations released by this Agreement and Release. The Parties agree, however, that nothing contained in this covenant not to sue or elsewhere in this Agreement and Release shall:
(a)    prevent me from challenging, under the Older Workers Benefits Protection Act (29 U.S.C. § 626), the knowing and voluntary nature of my release of any age claims in this Agreement and Release before a court, the Equal Employment Opportunity Commission (“EEOC”), or any other federal, state, or local agency;
(b)    prevent me from enforcing any future claims or rights that arise under the Age Discrimination in Employment (ADEA) after I have signed this Agreement and Release; or
(c)    prohibit or restrict me from: (i) making any disclosure of information required by law; (ii) filing a charge, initiating, making disclosures, testifying in, providing information to, or assisting in an investigation or proceeding brought by or to any governmental or regulatory body or official, or in any judicial or administrative action; (iii) making disclosures that are required or protected under the Sarbanes-Oxley Act of 2002, the Securities Exchange Act of 1934, and any other law, rule or regulation, subject to the jurisdiction of the Securities and Exchange Commission; or (iv) from testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal or state employment law or any federal law relating to fraud or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization.
Except with respect to the proviso in Section (2) regarding alleged securities violations and notwithstanding anything to the contrary in this paragraph, I hereby waive and release any right to receive any personal relief (for example, money) as a result of any investigation or proceeding of the U.S. Department of Labor, EEOC, U.S. Department of Education, OIG, Securities and Exchange Commission, Consumer Financial Protection Bureau, or any federal, state, or local government agency or court. Further, with my waiver and release of claims in this Agreement and Release, I specifically assign to the Released Parties my right to any recovery arising from any such investigation or proceeding.
(4)    Additional Representations and Promises: I further acknowledge and agree that:
(a)    I will return all SLM and Released Parties’ property in my possession or control to them.

(b)    Other than previously disclosed to SLM’s General Counsel, Deputy General Counsel, or SLM’s Board of Directors, I hereby represent and warrant that I have not reported any illegal or potentially illegal conduct or activities to any supervisor, manager, department head, human resources representative, director, officer, agent or any other representative of SLM, any member of the legal or compliance departments, or to the Code of Business Conduct hotline and have no knowledge of any such illegal or potentially illegal conduct or activities. I have disclosed to SLM any information I have concerning any conduct involving SLM that I have reason to believe may be unlawful or that involves any false claims to the United States. I promise to cooperate fully in any investigation SLM undertakes into matters occurring during my employment with SLM. I understand that nothing in this Agreement and Release prevents me from cooperating with any U.S. government investigation. In addition, to the fullest extent permitted by law, I hereby irrevocably assign to the U.S. government any right I might have to any proceeds or awards in connection with any false claims proceedings against SLM.
(c)    If I breach any provisions of this Agreement and Release, I agree that I will pay for all costs incurred by any Released Parties, or any entities or individuals covered by this Agreement and Release, including reasonable attorneys’ fees, in defending against my claim and seeking to uphold my release.
(d)    I agree to keep the terms of this Agreement and Release completely confidential except as may be required or permitted by statute, regulation or court order. Notwithstanding the foregoing, I may disclose such information as permitted under Section 3 or Section 6 or to my immediate family and professional representatives, so long as they are informed and agree to be bound by this confidentiality clause. This Agreement and Release shall not be offered or received in evidence in any action or proceeding in any court, arbitration, administrative agency or other tribunal for any purpose whatsoever other than to carry out or enforce the provisions of this Agreement and Release.
(e)    I further agree not to disparage SLM, its business practices, products and services, or any other entity or person covered by this Agreement and Release.
(f)    I understand that SLM in the future may change employee benefits or pay. I understand that my job may be refilled.
(g)    I have not suffered any job-related wrongs or injuries, such as any type of discrimination, for which I might still be entitled to compensation or relief in the future. I have properly reported all hours that I have worked and I have been paid all wages, overtime, commissions, compensation, benefits, and other amounts that SLM or any Released Party should have paid me in the past, other than with respect to any benefit plan terminations or distributions authorized as of the date of this Agreement and Release.
(h)    I intentionally am releasing claims that I do not know I might have and that, with hindsight, I might regret having released. I have not assigned or given away any of the claims that I am releasing.

(i)    If I initially did not think any representation I am making in this Agreement and Release was true, or if I initially was uncomfortable making it, I resolved all my concerns before signing this Agreement and Release. I have carefully read this Agreement and Release, I fully understand what it means, I am entering into it knowingly and voluntarily, and all my representations in it are true. SLM would not have signed this Agreement and Release but for my promises and representations.
(5)    Arbitration of Disputes: Except with respect to the proviso in Section (2) concerning securities litigation, SLM and I agree to resolve any disputes we may have with each other through final and binding arbitration. For example, I am agreeing to arbitrate any dispute about the validity of this Agreement and Release or any discrimination claim, which means that an Arbitrator and not a court of law will decide issues of arbitrability and of liability with respect to any claim I may bring; provided, however, that either party may pursue a temporary restraining order and/or preliminary injunctive relief, with expedited discovery where necessary, in a court of competent jurisdiction to protect common law or contractual trade secret or confidential information rights and to enforce the post-employment restrictions in Section (6). I also agree to resolve through final and binding arbitration any disputes I have with SLM, its affiliates, or any current or former officers, employees or directors who elects to arbitrate those disputes under this Subsection. Arbitrations shall be conducted by JAMS (also known as Judicial Arbitration & Mediation Services) in accordance with its employment dispute resolution rules. This Agreement to arbitrate does not apply to government agency proceedings, but does apply to any lawsuit I might bring, including but not limited to any lawsuit related to a government agency proceeding. By agreeing to this Agreement and Release, I understand that I am waiving my right to a jury trial.
(6)    Confidentiality, Intellectual Property, Non-Competition, and Non-Solicitation: Except as required or permitted by statute, regulation or court order, or pursuant to written consent given by SLM’s General Counsel, I agree not to disclose to anyone else any of the information or materials which are proprietary or trade secrets of SLM or are otherwise confidential. In addition, in consideration of the Plan Benefits, I hereby acknowledge that I previously signed an Agreement Regarding Confidentiality, Intellectual Property, and Non-Solicitation and that I continue to be bound by the terms of that Agreement except as modified in this Section (6). Notwithstanding the foregoing, in consideration of the Plan Benefits, I agree as follows: I shall not, directly or indirectly, compete with SLM or its subsidiaries or affiliates for a period of [INSERT NUMBER OF MONTHS OF BASE PAY SEVERANCE IDENTIFIED IN PLAN SECTION 3.02] months after the date of termination of my employment for whatever reason (“Restricted Period”). For the purposes of this Section (6), “compete” means owning, managing, operating, financing, working, consulting, advising, representing, or providing the same or similar services with or without compensation in any capacity as those I provided to SLM within the last two (2) years of my employment engaged in the same business conducted by SLM at the time of my termination.
In further consideration of the Plan Benefits described above in this Agreement and Release, I agree that for [INSERT NUMBER OF MONTHS OF BASE PAY SEVERANCE IDENTIFIED IN PLAN SECTION 3.02] months after my date of termination of my employment for whatever reason (collectively, the “Non-Solicitation Employee Period”) that I shall not solicit or encourage any employee with whom I communicated within the last year of my employment to leave the employ of SLM, or hire any such employees. Further, for a period of [INSERT NUMBER OF MONTHS OF BASE PAY SEVERANCE IDENTIFIED IN PLAN SECTION 3.02] months following the termination of my employment with the SLM, I shall not, directly or indirectly, contact or accept business that SLM could otherwise perform from any of SLM’s customers or prospective customers with whom I communicated within the last two (2) years of my employment.
I expressly agree that the markets served by SLM extend nationally are not dependent on the geographic location of the personnel or the businesses by which they are employed and that the restrictions set forth in this Section (6) have been designed to be reasonable and are no greater than are required for the protection of SLM and do not prevent me from earning a livelihood by working in positions that do not compete with SLM. In the event that a court shall determine that any provision of the Agreement and Release is unenforceable, the Parties shall request that the court construe this Agreement and Release in such a fashion as to render it enforceable and to revise time, geographic and functional limits to those minimum limits that the court believes are reasonable to protect the interests of SLM. I acknowledge and agree that this covenant has unique, substantial and immeasurable value to SLM, that I have sufficient skills to provide a livelihood for me while this covenant remains in force, and that this covenant will not interfere with my ability to work consistent with my experience, training, and education. To enable SLM to monitor compliance with the obligations imposed by this Agreement and Release, I further agree to inform in writing Sallie Mae’s Senior Vice President, Human Resources of the identity of my subsequent employer(s) and my prospective job title and responsibilities prior to beginning employment. I agree that this notice requirement shall remain in effect for twelve (12) months following the termination of my employment.
In the event that the Board of Directors of SLM or its successor reasonably determines that I have violated any of the post-employment restrictions of the Agreement and Release or if a court at my request determines that all or a substantial part of such restrictions are held to be unenforceable, I will return to SLM fifty percent (50%) (less withholdings previously withheld by law) of the cash Plan Benefits. The illegality, unenforceability, or ineffectiveness of any provision of this Section (6) shall not affect the legality, enforceability, or effectiveness of any other provision of this Agreement and Release. Notwithstanding the confidentiality provisions identified in Section 4(d) of this Agreement and Release, I may disclose my SLM restrictive covenants to perspective employers and agree that SLM may provide a copy of this Agreement and Release to my prospective or future employers.
(7)    Review Period: I hereby acknowledge (a) that I initially received a copy of the original draft of this Agreement and Release on or before [Date]; (b) that I was offered a period of forty-five (45) calendar days to review and consider it; (c) that I understand I could use as much of the forty-five (45) calendar day period as I wish prior to signing; and (d) that I was strongly encouraged to consult with an attorney in writing before signing this Agreement and Release, and understood whether or not to do so was my decision. I waive any rights to further time to consider the Agreement and Release.
(8)    Revocation of Claims: I understand that I may revoke the waiver of the Age Discrimination in Employment Act (ADEA) claims made in this Agreement and Release within seven (7) days of my signing. My waiver and release of claims under ADEA shall not be effective or enforceable and I will not receive seventy percent (70%) of the cash Plan Benefits described in Section (1) above. Revocation of claims can be made by delivering a written notice of revocation to Senior Vice President, Administration, Sallie Mae, Inc., 300 Continental Drive, Newark, DE 19713.
(9)    I acknowledge that I have read and understand all of the provisions of this Agreement and Release. This Agreement and Release represents the entire agreement between the Parties concerning the subject matter hereof and shall not be altered, amended, modified, or otherwise changed except by a writing executed by both Parties. I understand and agree that this Agreement and Release, if not timely revoked pursuant to Section (8), is final and binding when executed by me. I sign this document freely, knowingly and voluntarily. I acknowledge that I have not relied upon any representation or statement, written or oral, not set forth in this Agreement and Release. If any provision of this Agreement and Release is held by a court of competent jurisdiction or by an arbitrator to be unenforceable or contrary to law, the remainder of that provision and the remaining provisions of this Agreement and Release will remain in full force and effect to the maximum extent permitted by applicable law. If this Agreement and Release is held to be unenforceable or contrary to law, I agree to repay the Plan Benefit I received. This Agreement and Release is governed by federal laws and the laws of the Commonwealth of Virginia.
(10)    In addition, in consideration of the Plan Benefits and other consideration described above, I further agree to cooperate with SLM, its affiliates, and its legal counsel in any legal proceedings currently pending or brought in the future against SLM, including, but not limited to: (1) participation as a witness; (2) drafting, producing, and reviewing documents; (3) assisting with interviews, depositions, discovery, hearings, and trial; and (4) contacting SLM. In the event I am requested, with reasonable notice, to travel as part of this litigation cooperation, SLM agrees to pay my reasonable out of pocket expenses.

Before you sign this Agreement and Release, please take it home, read through each Section and carefully consider it. SLM recommends that you discuss it with your personal attorney (any personal attorney fees are not covered under the terms of this Agreement. You have up to forty-five (45) calendar days to consider this Agreement and Release. By signing this Agreement and Release, you will be waiving any claims whether known or unknown.

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Name                            Date

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Name                            Date
Senior Vice President,
Chief Human Resources Officer
SLM Corporation